4Q10 Diluted EPS of $0.64 New Unit Bookings Increase 66% Over 2009

HOUSTON, Feb. 24, 2011 /PRNewswire/ --

Results Summary ($ in millions, except per share data):
	Fourth Quarter		Year
	2010	2009	2010	2009
Revenues	$537.2	$562.5	$1,953.6	$2,289.6
Operating income	$69.9	$82.7	$262.5	$348.6
Income before income taxes	$62.1	$65.6	$215.7	$311.9
Net income	$51.9	$41.4	$146.7	$210.8
Diluted EPS	$0.64	$0.50	$1.80	$2.57
Shares used to compute diluted EPS (000)	80,727	82,109	81,545	81,876
Total bookings	$753.4	$610.2	$2,236.4	$1,661.5
Total backlog	$1,964.6	$1,711.7	$1,964.6	$1,711.7

Dresser-Rand Group Inc. ("Dresser-Rand" or the "Company") (NYSE: DRC), a global supplier of rotating equipment and aftermarket parts and services, reported net income of $51.9 million, or $0.64 per diluted share, for the fourth quarter 2010. Net income was $41.4 million, or $0.50 per diluted share, for the fourth quarter 2009.  Net income was $146.7 million, or $1.80 per diluted share, for 2010 compared with net income of $210.8 million, or $2.57 per diluted share, for 2009.

Vincent R. Volpe Jr., President and Chief Executive Officer of Dresser-Rand, said, "2010 was a true test for our business model and, based on the strength of our operating margins in the face of significantly reduced volumes, it is clear that our efforts during the last eight years to implement a flexible manufacturing model have paid off.  In essence, this model has understood the stress test of the recession.  We also made tremendous progress in our most important initiative of safety, with the total recordable incident rate dropping from 0.81 in 2009 to approximately 0.5 this past year.

"From a market standpoint, we achieved a 66% improvement over last year's new units bookings. In our traditional markets, the upstream part of the business, associated with oil production, was the most vibrant. The main driver for our success in the segment is directly linked to our technology and our ability to provide innovative solutions and value that differentiate us from our competitors. In the aftermarket segment, the overall bookings for 2010 were up approximately 10% over 2009, however it should be noted that the somewhat sluggish recovery in the downstream sector of the US, where we have a great many units installed, and our policy to discontinue taking new aftermarket business in sanctioned countries, weighed on the overall results."

Total revenues for the fourth quarter 2010 of $537.2 million decreased $25.3 million or 4.5% compared with $562.5 million for the fourth quarter 2009.  The decrease in revenues was primarily due to the reasons mentioned in the segment discussions below.  Total revenues for 2010 of $1,953.6 million decreased $336.0 million or 14.7% compared with revenues of $2,289.6 million for 2009.

Operating income for the fourth quarter 2010 was $69.9 million. This compares to operating income of $82.7 million for the fourth quarter 2009.  Fourth quarter 2010 operating income decreased from the year ago quarter primarily due to lower revenues. Results for the fourth quarter 2009 were adversely impacted by an unusual pension charge of $4.9 million in connection with a dispute potentially affecting the Company's United Kingdom pension plan.

Operating income for 2010 was $262.5 million compared with $348.6 million for 2009. Operating income decreased from the year ago period primarily due to lower revenues.

Net income for the fourth quarter 2010 of $51.9 million reflects an effective tax rate of 16.4% which is significantly lower than the statutory rate principally due to foreign tax credits associated with foreign sourced dividends.  Net income for 2010 includes a previously disclosed foreign exchange loss of $13.6 million ($13.6 million after tax or $0.17 per diluted share) resulting from the Venezuelan government devaluation of the bolivar on January 8, 2010.  The effective tax rate for the full year 2010 was 32.0% as the impact of the foreign tax credits recorded in the fourth quarter 2010 was largely offset by the non-tax deductible foreign exchange loss that was recorded in the first quarter 2010.

Fourth quarter and year 2009 results include a non-operating foreign exchange loss in connection with translating a portion of the cash held by the Company's Venezuelan subsidiary from bolivars to U.S. Dollars at a less favorable exchange rate resulting in a charge of $5.6 million ($5.6 million after-tax or $0.07 per diluted share) because of currency controls and currency transfer restrictions.

Bookings for the fourth quarter 2010 were $753.4 million, which was $143.2 million or 23.5% higher than the $610.2 million booked in the fourth quarter 2009. Bookings for 2010 of $2,236.4 million were $574.9 million or 34.6% higher than the $1,661.5 million booked in 2009.

The backlog at the end of December 2010 of $1,964.6 million was 14.8% higher than the $1,711.7 million backlog at the end of December 2009.

New Units Segment

New unit revenues for the fourth quarter 2010 of $255.3 million decreased 10.4% compared with $284.9 million for the fourth quarter 2009. New unit revenues for 2010 of $959.4 million decreased 23.8% compared with $1,258.8 million for 2009.  The decline in revenues principally reflects a lower level of bookings in 2009 as a result of the economic downturn that commenced at the end of 2008.

New unit operating income for the fourth quarter 2010 of $28.0 million compares with operating income of $39.8 million for the fourth quarter 2009.  The decrease in this segment's operating results was primarily attributable to lower revenues.  This segment's operating margin was 11.0% compared with 14.0% for the fourth quarter 2009.

New unit operating income was $129.7 million for 2010, a decrease of 23.3% compared with operating income of $169.0 million for 2009.  This segment's operating margin for 2010 was 13.5% compared with 13.4% for 2009. The slight increase in this segment's operating margin from 2009 was principally attributable to cost and productivity improvements and a slightly favorable mix within the new unit segment that more than offset higher selling and administrative expenses.

New unit bookings for the fourth quarter 2010 of $480.3 million were 29.9% higher than the $369.7 million booked during the corresponding period in 2009.  Fourth quarter 2010 new unit bookings included the new unit business of more than $250 million in advanced turbomachinery for five major offshore projects previously disclosed. They involve compression and power generation equipment for a floating, production, storage and offloading (FPSO) vessel, a semi-submersible, a tension leg platform and two fixed-leg platforms located in various fields from Southeast Asia to the Gulf of Mexico.

New unit bookings for 2010 of $1,210.4 million were 66.4% higher than the bookings for 2009 of $727.2 million. The increase reflects the recovery in economic conditions from the downturn in the oil and gas markets in late 2008 and into 2009 which adversely affected new unit bookings in 2009 resulting in lower new unit sales in 2010.

The backlog at December 31, 2010 of $1,610.8 million was 17.5% higher than the $1,370.8 million backlog at December 31, 2009, reflecting the recovery in new unit bookings in the fourth quarter 2009 and during 2010.

Aftermarket Parts and Services Segment

Aftermarket parts and services revenues for the fourth quarter 2010 of $281.9 million increased 1.5% compared with $277.6 million for the fourth quarter 2009. Aftermarket parts and services revenues for 2010 of $994.2 million decreased 3.6% compared with $1,030.8 million for 2009. The modest decrease in revenues primarily reflects reduced maintenance spending by our clients worldwide, especially downstream markets in North America and Western Europe.

Aftermarket operating income for fourth quarter 2010 of $68.3 million compares with $68.0 million for the fourth quarter 2009. This segment's operating margin for the fourth quarter of 2010 was 24.2% and compares with 24.5% for the fourth quarter 2009.

Aftermarket operating income for 2010 of $227.5 million compares with $264.7 million for 2009. This segment's operating margin for 2010 was approximately 22.9% and compares with 25.7% for 2009. The decrease in operating income from 2009 was principally attributable to a less favorable mix (lower percentage of parts) and additional selling expenses.

Aftermarket bookings for the fourth quarter 2010 of $273.1 million were 13.6% higher than bookings for the corresponding period in 2009 of $240.5 million. Bookings for 2010 of $1,026.0 million were 9.8% higher than bookings for the corresponding period in 2009 of $934.3 million. While aftermarket bookings increased in 2010 from 2009 they were affected adversely by reduced maintenance spending by our clients worldwide, especially downstream North America and Western Europe. However, aftermarket orders improved sequentially in the fourth quarter compared to the third quarter 2010 level.

The backlog at December 31, 2010 was $353.8 million and compares with a backlog of $340.9 million at December 31, 2009.

Liquidity and Capital Resources

As of December 31, 2010, cash and cash equivalents totaled $420.8 million and borrowing availability under the Company's $500 million senior secured credit facility was $329.3 million, as $170.7 million was used for outstanding letters of credit.

In 2010, cash provided by operating activities was $375.6 million, which compares with $129.8 million in 2009.  The increase of $245.8 million in net cash provided by operating activities was principally from a lower investment in working capital.  Major uses of cash in 2010 include capital expenditures of $32.5 million and share repurchases of $70.5 million. As of December 31, 2010, total debt was $370.0 million and cash and cash equivalents exceeded total debt by approximately $50.8 million.

Strategic Initiative

In a separate news release issued earlier today, the Company announced that an affiliate has entered into a definitive agreement with Echogen Power Systems of Akron, Ohio under which Dresser Rand will acquire a minority interest in Echogen as well as certain license and exclusive market rights to Echogen's technologies and intellectual property. Dresser-Rand's investment will be used to advance Echogen's technology development, including the design and construction of waste heat recovery systems utilizing turbo-expanders provided by Dresser-Rand.  Under the definitive agreement, Dresser-Rand will make an initial investment of $10 million in exchange for a 20% ownership interest.  The Company also received an option to purchase the remainder of the Company.

Outlook

At December 31, 2010, 69% of the backlog of $1,964.6 million was scheduled to ship in 2011.

For 2011, bookings for new units and aftermarket parts and services are expected to be in the range of $1.2 to $1.4 billion and $1.0 to 1.2 billion, respectively.

The Company reiterates its guidance for 2011 operating income to be in the range of $260 million to $300 million, with new unit segment operating margins in low double digits and aftermarket segment margins in the range of 22% to 24%.  The basis for the Company's expectation is the new unit backlog of approximately $1 billion scheduled to ship in 2011 and the approximately $250 to $300 million per quarter average of aftermarket bookings anticipated for the year.  The Company expects its full year 2011 interest expense to be in the range of $35 million to $37 million and its effective tax rate to be approximately 33 percent.

Consistent with the Company's previous disclosure, approximately $170 million of new unit backlog is scheduled to ship in the first quarter 2011.  As a result, the Company expects new unit operating margins for the first quarter to be mid-single digits due to low volumes.  Additionally, approximately 45% of fourth quarter aftermarket bookings were booked in December, 2010.  Accordingly, aftermarket revenues are projected to increase approximately 10% over the first quarter of 2010 with operating income margins in the mid-teens.  In the first quarter of 2011, the Company expects to incur expenses of approximately $4 million in connection with its ongoing evaluation of various strategic acquisitions.   As a result, the Company expects first quarter 2011 operating income to be in the range of 4 to 8 percent of the total year, with the ensuing quarters ramping up significantly.  The low volume and earnings in first quarter 2011 mark the end of the impact of the recession which affected new unit bookings in 2009, and as such, the Company expects second quarter 2011 operating income to increase to approximately 20% to 30% of the full year, with operating margins in-line with the full year guidance as mentioned above.

Additionally, given the approximately $570 million of backlog already scheduled for 2012, combined with its view that bookings for both new units and aftermarket should again increase sequentially year over year, the Company expects to see accelerated growth in revenues throughout 2012. This is consistent with the guidance provided during the Investor / Analyst Day held on November 11, 2010.

Conference Call

The Company will discuss its fourth quarter 2010 results at its conference call on February 25, 2011 at 9:00 a.m. Eastern Time. You may access the live webcast presentation at www.dresser-rand.com. Participants may also join the conference call by dialing (877) 303-3199 in the U.S. and (408) 427-3882 from outside the U.S. five to ten minutes prior to the scheduled start time.

A replay of the webcast will be available from 12:30 a.m. Eastern Time on February 25, 2011 through 11:59 p.m. Eastern Time on March 4, 2010.  You may access the webcast replay at www.dresser-rand.com.  A replay of the conference can be accessed by dialing (800) 642-1687 in the U.S. and (706) 645-9291 from outside the U.S.  The replay pass code is 45389190.

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About Dresser-Rand

Dresser-Rand is among the largest suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries.  The Company operates manufacturing facilities in the United States, France, United Kingdom, Germany, Norway, India, and China, and maintains a network of 39 service and support centers covering more than 140 countries.

Dresser-Rand has principal offices in Paris and Houston and reported revenues of $1.95 billion in 2010. For more information, visit www.dresser-rand.com.

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This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, without limitation, the Company's plans, objectives, goals, strategies, future events, future bookings, revenues, or performance, capital expenditures, financing needs, plans, or intentions relating to acquisitions, business trends, executive compensation, and other information that is not historical information.  The words "anticipates", "believes", "expects", "intends", "appears", "outlook", and similar expressions identify such forward-looking statements.  Although the Company believes that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those projected.  These factors, risks and uncertainties include, among others, the following: potential for material weaknesses in its internal controls; economic or industry downturns; the variability of bookings due to volatile market conditions, subjectivity clients exercise in placing orders, and timing of large orders; volatility and disruption of the credit markets; its inability to generate cash and access capital on reasonable terms and conditions; its inability to implement its business strategy to increase aftermarket parts and services revenue; competition in its markets; failure to complete or achieve the expected benefits from any future acquisitions; economic, political, currency and other risks associated with international sales and operations; fluctuations in currencies and volatility in exchange rates; loss of senior management; environmental compliance costs and liabilities; failure to maintain safety performance acceptable to its clients; failure to negotiate new collective bargaining agreements; unexpected product claims and regulations; infringement on its intellectual property or infringement on others' intellectual property; difficulty in implementing an information management system; and the Company's brand name may be confused with others.  These and other risks are discussed in detail in the Company's filings with the Securities and Exchange Commission at www.sec.gov.  Actual results, performance, or achievements could differ materially from those expressed in, or implied by, the forward-looking statements.  The Company can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on results of operations and financial condition.  The Company undertakes no obligation to update or revise forward-looking statements, which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.  For information about Dresser-Rand, go to its website at www.dresser-rand.com.

DRESSER-RAND GROUP INC.
CONSOLIDATED STATEMENT OF INCOME

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
	($ in millions, except per share amounts)

Net sales of products	$ 398.2	$ 440.5	$ 1,483.5	$ 1,840.8
Net sales of services	139.0	122.0	470.1	448.8
Total revenues	537.2	562.5	1,953.6	2,289.6
Cost of products sold	281.1	308.7	1,029.7	1,324.4
Cost of services sold	100.1	85.5	337.0	307.7
Total cost of sales	381.2	394.2	1,366.7	1,632.1
Gross profit	156.0	168.3	586.9	657.5
Selling and administrative expenses	81.5	79.9	300.5	287.3
Research and development expenses	4.6	5.7	23.9	20.3
Plan settlement	-	-	-	1.3
Income from operations	69.9	82.7	262.5	348.6
Interest expense, net	(8.2)	(8.2)	(33.0)	(31.8)
Other income (expense) , net	0.4	(8.9)	(13.8)	(4.9)
Income before income taxes	62.1	65.6	215.7	311.9
Provision for income taxes	10.2	24.2	69.0	101.1
Net income	$ 51.9	$ 41.4	$ 146.7	$ 210.8
Net income per share
Basic	$ 0.65	$ 0.51	$ 1.81	$ 2.58
Diluted	$ 0.64	$ 0.50	$ 1.80	$ 2.57
Weighted average shares outstanding - (in thousands)
Basic	79,984	81,714	80,998	81,662
Diluted	80,727	82,109	81,545	81,876

DRESSER-RAND GROUP INC.
CONSOLIDATED SEGMENT DATA

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
	($ in millions)
Revenues
New units	$ 255.3	$ 284.9	$ 959.4	$ 1,258.8
Aftermarket parts and services	281.9	277.6	994.2	1,030.8
Total revenues	$ 537.2	$ 562.5	$ 1,953.6	$ 2,289.6
Gross profit
New units	$ 51.5	$ 64.2	$ 216.2	$ 262.9
Aftermarket parts and services	104.5	104.1	370.7	394.6
Total gross profit	$ 156.0	$ 168.3	$ 586.9	$ 657.5
Operating income
New units	$ 28.0	$ 39.8	$ 129.7	$ 169.0
Aftermarket parts and services	68.3	68.0	227.5	264.7
Unallocated	(26.4)	(25.1)	(94.7)	(85.1)
Total operating income	$ 69.9	$ 82.7	$ 262.5	$ 348.6
Bookings
New units	$ 480.3	$ 369.7	$ 1,210.4	$ 727.2
Aftermarket parts and services	273.1	240.5	1,026.0	934.3
Total bookings	$ 753.4	$ 610.2	$ 2,236.4	$ 1,661.5
Backlog - ending
New units	$ 1,610.8	$ 1,370.8	$ 1,610.8	$ 1,370.8
Aftermarket parts and services	353.8	340.9	353.8	340.9
Total backlog	$ 1,964.6	$ 1,711.7	$ 1,964.6	$ 1,711.7

DRESSER-RAND GROUP INC.
CONSOLIDATED BALANCE SHEET

	December 31,	December 31,
	2010	2009
	($ in millions, except share amounts)
Assets
Current assets
Cash and cash equivalents	$ 420.8	$ 223.2
Accounts receivable, less allowance for losses of $11.4 at 2010 and $14.4 at 2009	303.5	289.8
Inventories, net	291.6	353.0
Prepaid expenses and other	36.5	24.9
Deferred income taxes, net	31.8	45.4
Total current assets	1,084.2	936.3
Property, plant and equipment, net	278.1	268.9
Goodwill	487.1	486.0
Intangible assets, net	426.0	430.9
Other assets	29.3	28.1
Total assets	$ 2,304.7	$ 2,150.2

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accruals	$ 401.4	$ 412.0
Customer advance payments	253.6	165.2
Accrued income taxes payable	14.1	8.1
Loans payable	-	0.1
Total current liabilities	669.1	585.4
Deferred income taxes, net	25.9	38.5
Postemployment and other employee benefit liabilities	109.0	109.9
Long-term debt	370.0	370.0
Other noncurrent liabilities	43.4	33.8
Total liabilities	1,217.4	1,137.6
Stockholders' equity
Common stock, $0.01 par value, 250,000,000 shares authorized;
and 80,436,896 and 82,513,744 shares issued and
outstanding, respectively	0.8	0.8
Additional paid-in capital	341.9	396.6
Retained earnings	784.8	638.1
Accumulated other comprehensive loss	(40.2)	(22.9)
Total stockholders' equity	1,087.3	1,012.6
Total liabilities and stockholders' equity	$ 2,304.7	$ 2,150.2

DRESSER-RAND GROUP INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
	2010	2009
	($ in millions)
Cash flows from operating activities
Net income	$ 146.7	$ 210.8
Adjustments to arrive at net cash provided by operating activities:
Depreciation and amortization	52.2	51.5
Deferred income taxes	2.0	(7.0)
Stock-based compensation	14.1	11.0
Excess tax benefits from share-based compensation	(0.8)	-
Amortization of debt financing costs	3.2	3.2
Provision for losses on inventory	4.2	6.7
Plan settlement	-	(0.2)
Loss on sale of property, plant and equipment	1.5	2.2
Net loss from equity investment	0.2	1.2
Working capital and other, net of acquisitions
Accounts receivable	(7.7)	82.1
Inventories	53.9	(20.7)
Accounts payable and accruals	18.5	(55.3)
Customer advances	91.5	(121.5)
Other	(3.9)	(34.2)
Net cash provided by operating activities	375.6	129.8
Cash flows from investing activities
Capital expenditures	(32.5)	(41.1)
Proceeds from sales of property, plant and equipment	0.3	1.2
Acquisitions, net of cash	(68.9)	(12.7)
Other investments	(5.0)	(10.0)
Net cash used in investing activities	(106.1)	(62.6)
Cash flows from financing activities
Proceeds from exercise of stock options	1.4	2.1
Excess tax benefits from share-based compensation	0.8	-
Purchase of treasury stock	(70.5)	-
Payments of long-term debt	-	(0.2)
Net cash (used in) provided by financing activities	(68.3)	1.9
Effect of exchange rate changes on cash and cash equivalents	(3.6)	7.0
Net increase in cash and cash equivalents	197.6	76.1
Cash and cash equivalents, beginning of the period	223.2	147.1
Cash and cash equivalents, end of period	$ 420.8	$ 223.2

DRC-FIN

CONTACT:  Blaise Derrico, Director Investor Relations of Rand Group Inc., +1-713-973-5497